Exhibit 99.1

Date: June 13, 2007
Media Contact: Gunther K. Buerman	Phone: (585) 419-8604

American Rock Salt Company Announces Consent Solicitation

Retsof, New York – June 13, 2007 – American Rock Salt Company LLC (“American Rock Salt”) today announced the commencement of a solicitation of consents to amend the indenture under which its 9 1/2% Senior Secured Notes due 2014 (the “Notes”) were issued.

The purpose of the Consent Solicitation is to obtain approval of an amendment to the reporting covenant under the indenture. The proposed amendment would delete the requirement to file periodic and current reports with the Securities and Exchange Commission and instead require information to be provided the trustee and the holders of the Notes and made available via the internet. The information would include annual and quarterly financial information, as well as certain current information of the type required to be reported on Form 8-K. The Amendment is more particularly described in the consent solicitation statement dated June 13, 2007 (the “Consent Solicitation Statement”).

The record date for the consent solicitation is 5:00 p.m., New York City time, on Tuesday, June 12, 2007. The consent solicitation will expire at 5:00 p.m., New York City time, on Wednesday, June 27, 2007 (the “Consent Deadline”), unless extended. American Rock Salt is offering a consent fee of $2.50 per $1,000 of original principal amount of the Notes to each holder of record as of the record date who has delivered (and has not validly revoked) a valid consent prior to the Consent Deadline. American Rock Salt’s obligation to accept consents and pay the consent fee is conditioned, among other things, on the receipt of consents to the amendment from holders of at least a majority in aggregate principal amount of the Notes.

For a complete statement of the terms and conditions of the consent solicitation and the amendment to the Indenture, holders of the Notes should refer to the Consent Solicitation Statement, which is being sent to all holders of record of the Notes as of the record date. Questions from holders regarding the consent solicitation or requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to D.F. King & Co., Inc., the Information Agent for the consent solicitation, at 48 Wall Street, New York, New York, 10005 (telephone: 800-290-6426) or the Solicitation Agent for the consent solicitation, Morgan Stanley & Co. Incorporated, at 1585 Broadway, New York, New York, 10036 (telephone: 800-624-1808).

This announcement is not a solicitation of consent with respect to any Notes. The consent solicitation is being made solely by the Consent Solicitation Statement and related documents, dated June 13, 2007, which set forth the complete terms of the consent solicitation.

Headquartered in Retsof, New York, American Rock Salt is a producer of highway deicing rock salt. It owns and operates a rock salt mine located approximately 35 miles south of Rochester, New York.

This press release may include statements concerning potential future events involving American Rock Salt, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” section of American Rock Salt’s Form 10-K for the most recently ended fiscal year, filed by American Rock Salt with the Securities and Exchange Commission on October 24, 2006. American Rock Salt will not update any forward-looking statements in this press release to reflect future events or developments.